Exhibit 99.1

Sanara MedTech Inc. Expands Executive Leadership Team with New Appointments

Elizabeth Taylor Appointed Chief Financial Officer;

Michael McNeil Appointed Chief Accounting Officer and Chief Administrative Officer

FORT WORTH, TX, January 21, 2025 (GLOBE NEWSWIRE) – Sanara MedTech Inc. Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (Nasdaq: SMTI), a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skincare markets, announced today the expansion of the Company’s executive leadership team with new appointments.

Elizabeth Taylor has been appointed to the position of Chief Financial Officer. Ms. Taylor succeeds Michael McNeil, who has been appointed to serve as Chief Accounting Officer and Chief Administrative Officer. The appointments were effective as of January 15, 2025.

“We are pleased to expand our leadership team with these key appointments,” stated Ron Nixon, Sanara’s Executive Chairman and CEO. “Elizabeth possesses over 25 years of financial experience, with a career history that includes prior positions as Chief Financial Officer of a medical device company focused on the treatment of wounds, Chief Operating Officer of multiple hedge funds, and as a member of the investment team at a leading private equity firm. Her combination of industry and Wall Street experience will complement the strengths of our existing finance and accounting teams, building upon the outstanding accomplishments made by Mike McNeil, who will lead financial reporting and accounting policy as Chief Accounting Officer and Chief Administrative Officer. We welcome Elizabeth to Sanara and look forward to leveraging her expertise and insight as we continue our next phase of growth and development as an organization.”

“Sanara has established an impressive track record of sales performance and operational progress over the past five years, and remains well-positioned in the market with multiple opportunities to drive strong, sustained growth going forward,” stated Elizabeth Taylor, Sanara’s CFO. “I am excited to join the Company during this important stage in its development, and look forward to contributing to its future success as we continue to penetrate our large addressable market opportunity in the surgical, chronic wound and skincare markets.”

Ms. Taylor joins Sanara from Imbed Biosciences, a privately held medical device company developing and commercializing innovative solutions to improve wound care. She served as its Chief Financial Officer from 2023 to 2025, where she was responsible for budgeting, forecasting and financial analysis, and as a member of its board of directors from 2018 to 2023. Beginning in 2011, Ms. Taylor previously worked as an umbrella financial advisor for family offices and high-net worth clients at Burnett Taylor Consulting, LLC, which she founded and managed.

From 2008 to 2010, Ms. Taylor served as Chief Operating Officer of PioneerPath Capital, an alternative asset manager and incubation platform within Citadel, a global investment firm. Ms. Taylor was responsible for the platform’s launch and business management, including overseeing all internal accounting, budgeting and management reporting functions. She was Chief Operating Officer of Tala Investments, L.P., a value-focused hedge fund, from 2005 to 2008. Prior to Tala Investments, Ms. Taylor worked for Thomas H. Lee Partners, L.P. (THL), a private equity firm focused on investing in middle-market growth companies, joining the firm as an investment analyst for the firm’s $12 billion private equity fund.

Ms. Taylor holds an M.B.A. from Harvard Business School and a B.A. from Princeton University.

About Sanara MedTech Inc.

Sanara MedTech Inc. is a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skincare markets. The Company markets, distributes and develops surgical, wound and skincare products for use by physicians and clinicians in hospitals, clinics and all post-acute care settings and offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen, FORTIFY TRG® Tissue Repair Graft and FORTIFY FLOWABLE® Extracellular Matrix as well as a portfolio of advanced biologic products focusing on ACTIGEN™ Verified Inductive Bone Matrix, ALLOCYTE® Plus Advanced Viable Bone Matrix, BiFORM® Bioactive Moldable Matrix, TEXAGEN® Amniotic Membrane Allograft, and BIASURGE® Advanced Surgical Solution to the surgical market. In addition, the following products are sold in the wound care market: BIAKŌS® Antimicrobial Skin and Wound Cleanser, BIAKŌS® Antimicrobial Wound Gel, and BIAKŌS® Antimicrobial Skin and Wound Irrigation Solution. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. For more information, please visit sanaramedtech.com.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “aims,” “anticipates,” “believes,” contemplates,” “continue,” “could,” “estimates,” “expect,” “forecast,” “guidance,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the Company’s business strategy and mission, the development of new products, the timing of commercialization of the Company’s products, the regulatory approval process and expansion of the Company’s business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as the Company’s ability to attract and retain key employees, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Relations Contact:

Jack Powell or Mike Piccinino, CFA

ICR Healthcare

IR@sanaramedtech.com